Exhibit 10.25

[Specimen Award to Eligible Officers]

INDEPENDENCE REALTY TRUST, INC.

LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD CERTIFICATE

To the Grantee Named on Schedule 1:

You have been granted Restricted Stock of Independence Realty Trust, Inc. (the “Company”) under Section 9.1 of the Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”).  This Restricted Stock Award Certificate (the “Award Certificate”) sets forth the aggregate number of shares under this Award and its terms and conditions.  This Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Award Certificate and in the Plan.

Grant Date:
Number of Shares:	SEE SCHEDULE 1
Vesting:

Your Award will vest provided that you continue in service with the Company through the following:

[insert vesting increments and dates]

Additionally, all otherwise unvested Shares subject to this Award will vest if your service is terminated by the Company without Cause within one year following a Change in Control (as defined in the Plan), subject to your execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and to such release becoming irrevocable within 60 days after such termination.  If you fail to timely satisfy this release requirement, all Restricted Shares otherwise vesting under this paragraph will be forfeited and you will have no further rights with respect thereto.

If your employment service with the Company terminates by reason of death or Disability, any otherwise unvested Shares subject to this Award will then vest.

If your service with the Company terminates prior to full vesting for any reason other than death, Disability or termination by the Company without Cause within one year following a Change in Control, you shall forfeit any remaining unvested Restricted Stock and related dividends subject to this Award as of the date of such termination of service.  Upon a forfeiture, unvested Restricted Stock and related dividends shall be transferred to the Company.

For purposes of this Section, “service with the Company” will include service with an Affiliate, but only during the period at such affiliation.

Restricted Stock Grant Award Certificate

Rights a Shareholder:

Except as otherwise provided in this Award Certificate or the Plan, you shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including, without limitation, voting rights and allocation of cash or stock dividends, provided that any distributions or dividends will be withheld and subjected to the same vesting conditions as the Restricted Stock with respect to which they were paid (and will be released to you when such Shares cease to be subject to a substantial risk of forfeiture).

The Company may require you to execute an “Investment Representation Statement” and enter into a shareholder’s agreement or any other agreement required by the Board or shareholders in general, with such terms and conditions as the Company may prescribe.

Tax Liability of the Participant and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Restricted Stock issued pursuant to this Award Certificate shall be your responsibility.  Upon vesting of Shares subject to this Award, unless otherwise determined by the Company, a portion of your those Shares will be withheld to satisfy your tax obligations arising with respect to those Shares.

Upon execution of this Award Certificate, you may file an election under Section 83(b) of the Code  (See attached Exhibit A ). You have been given the opportunity to obtain the advice of your tax advisors with respect to the tax consequences of the Restricted Stock and the provisions of this Award Certificate.  You assume all responsibility for filing the Section 83(b) election and paying any taxes resulting from such election or from failure to file the election and paying taxes resulting from the lapse of the restrictions on the unvested shares. Tax obligations arising from the Section 83(b) election must be paid by you and cannot be satisfied by withholding shares.

Transferability:

Until the Restricted Stock vests and become non-forfeitable, you may not transfer or assign the Restricted Stock for any reason, other than under your will or as required by intestate laws.  Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Award Certificate, you agree not to sell any Restricted Stock acquired under this Award Certificate at a time when applicable laws, the Company or Company policies, any stockholder agreement or other agreement to which you are a party or any agreement between the Company and its underwriters, prohibit a sale.

Miscellaneous:

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Certificate shall be interpreted by the Board (or a committee thereof)

and that any such interpretation of the terms of this Award Certificate and any determination made by the Board (or a committee thereof) pursuant to this Award Certificate shall be final, binding and conclusive.  This Award Certificate may be executed in counterparts.  This Award Certificate and the Restricted Stock granted hereunder shall be governed by Maryland Law.

This Award Certificate and the Restricted Stock granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Restricted Stock and definitions of capitalized terms used and not defined in this Restricted Stock can be found in the Plan.  Any inconsistency between this Award Certificate and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate, which shall remain in full force and effect.  In the event that any provision of this Award Certificate or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Award Certificate as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY ACCEPTING THIS AWARD CERTIFICATE AND THE RESTRICTED STOCK GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

INDEPENDENCE REALTY TRUST, INC.

TWO LIBERTY PLACE

50 S. 16th STREET, SUITE 3575

PHILADELPHIA, pa 19102

To:Participants Receiving Share Awards

Re:“83(b) Election” for Federal Income Tax Treatment

You have been awarded Common Shares of Independence Realty Trust, Inc. (“Common Shares”) pursuant to the Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”) as described in the Restricted Stock Award Certificate (the “Award”).  This memorandum outlines the tax treatment of the Award, and explains the opportunity you have to impact that treatment if you make an appropriate election as provided under Section 83(b) of the Internal Revenue Code (“Code”), or an “83(b) election”.  This memorandum is for information purposes only and should not be construed as tax or financial planning advice.  You should consult with your personal tax advisor to determine the most appropriate course based on your personal financial goals.

Federal Income Taxes

The Award consists of Common Shares, the Fair Market Value of which is taxed at ordinary income rates when the restrictions applicable to the Common Shares lapse and you become “vested” in such Common Shares.  The vesting schedule of the Common Shares is set forth in your Award.  The Award provides that, unless otherwise determined by the Company, any withholding tax arising on a vesting date will be satisfied by having Common Shares subject to the Award withheld with a Fair Market Value equal to the tax due.

Under Section 83(b) of the Code, you have the option of electing to include in your taxable income for the year of grant the Fair Market Value at the grant date of some or all of the unvested Common Shares included in the Award.  An 83(b) election allows you to establish a tax basis in the shares subject to your Award on the date of grant, such that any appreciation in the value of those shares will be treated as capital gain (and will be taxed as preferential long-term capital gain rates, if you meet the requisite long-term capital gain holding period).  The risk, however, is that if you do not vest in the Common Shares included in the Award after having made a Section 83(b) election, you will have paid federal income taxes on property that will be forfeited and the taxes paid are not deductible.  In addition, any withholding taxes due when you make an 83(b) election must be paid in cash and cannot be satisfied by having Common Shares subject to the Award withheld.

Under your current Award, if you make an 83(b) election, you are required to immediately include in your ordinary income an amount equal to the product resulting from multiplying the Fair Market Value of a Common Share on the grant date by the number of Common Shares in your Award subject to your 83(b) election.  You will have no additional tax liability when vesting occurs.  When you sell any Common Shares in your Award, any change in the value of those shares will be treated as capital gain or loss at that time.

If you do not make an 83(b) election, the Fair Market Value of such Common Shares on the vesting date, including any appreciation after the date of grant and any accrued dividends then released to you, will be includable as ordinary income at the time those Common Shares vest.

Code Section 83(b) election

A copy of the 83(b) election form is included with your Award Certificate.  The 83(b) election must be filed with the IRS within 30 days of the grant date of the Award.  This initial filing must be made with the Internal Revenue Service Center with which you file your Federal income tax returns.  Additionally, you are required to file a copy of your 83(b) election (1) with your income tax return for the taxable year in which you receive the Award  (in this case, your 20__ tax return) and (2) with the Company Human Resources department.  The 83(b) election is irrevocable except with the consent of the IRS.  You need not make the election with respect to all of the Common Shares granted in the Award.

SCHEDULE 1

Restricted Stock Grant Award Certificate